Exhibit 16.1

November 12, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Infraredx, Inc.’s statements included under the heading “Change in Independent Accounting Firm” in this Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission, and we agree with such statements concerning our firm.

Sincerely,

McGladrey LLP